Exhibit 10.53
February 29, 2008

Modtech Holdings, Inc.
2830 Barrett Avenue
Perris, California 92571
Attention: Chief Financial Officer

Amendment and Waiver Agreement

Ladies and Gentlemen:

Reference is made to (a) the Securities Purchase Agreement dated as of October 31, 2006; between Modtech Holdings, Inc. (the “Company”) and Laurus Master Fund, Ltd. (“Laurus”), as amended, modified and supplemented (the “First Purchase Agreement”); (b) the Secured Term Note dated October 31, 2006 in the original principal amount of $13,000,000 made by the Company in favor of Laurus (the “First Term Note”); (c) the Securities Purchase Agreement dated December 28, 2006 between the Company and Laurus (the “Second Purchase Agreement” and together with the First Purchase Agreement, the “Purchase Agreements”); (d) the Secured Term Note dated December 28, 2006 in the original principal amount of $5,000,000 made by the Company in favor of Laurus (the “Second Term Note” together with the First Term Note, the “Secured Term Notes”); and (e) the Related Agreements (as such term is defined in the Purchase Agreements).

Laurus has assigned a portion of its rights Purchase Agreements, the Secured Term Notes and the Related Agreements to Valens Offshore SPV I, Ltd. (“Valens Offshore”) and Valens U.S. SPV I, LLC (“Valens US” together with Laurus and Valens Offshore each a “Lender” and collectively, the “Lenders”).

Certain Events of Default (as such term is defined in the Secured Term Notes) have occurred and are continuing and the Company has requested that the Lenders waive such Events of Default and make certain amendments to the Purchase Agreements and the Secured Term Notes. The Lenders are willing to waive such Events of Defaults and amend the Purchase Agreements and the Notes on the terms and conditions specified herein.

Subject to the satisfaction of the conditions precedent set forth in this letter agreement and in reliance upon the representations, warranties and covenants of the Company contained in this letter agreement and any agreements documents or instruments executed in connection herewith, the Lenders agree to waive the Event of Default arising as a result of the Company’s failure for the period commencing on December 31, 2007 and ending on February 28, 2008 to comply with the Availability Covenant (as such term is defined in the Purchase Agreements).

Subject to the satisfaction of the conditions precedent set forth in this letter agreement and in reliance upon the representations, warranties and covenants of the Company contained in this letter agreement and any agreements documents or instruments executed in connection herewith:

1. The Availability Covenant contained in the Purchase Agreements is amended to be $5,400,000 for the period commencing on March 1, 2008 and ending on March 31, 2008, $6,600,000 for the period commencing on April 1, 2008 and ending on June 30, 2008 and $9,000,000 at all times on and after July 1, 2008.

2. In addition to the reporting obligations contained in the Purchase Agreements, the Company shall abide by the following additional reporting obligations:

(a)  on Wednesday of each week, the Company shall deliver to the Lenders a cash flow projection prepared by the Company which includes the Company’s best estimate of all cash requirements (including interest, fees and principal amortization), projected sales and revenues, inventory, accounts payable and accounts receivable positions for the period covered thereby together with all supporting assumptions and schedules for the thirteen (13) week period covered thereby for the period commencing on Monday of the following week and for the thirteen week period thereafter together with a certificate of a responsible officer of the Company which shall state that such rolling weekly cash flow projection is based upon estimates and assumptions all of which the Company believes to be reasonable and fair in light of the conditions and facts known to the Company as of the date thereof and reflect the good faith estimate by the Company of the working capital needs of the Company for such period;

(b)  on Wednesday of each week, the Company shall deliver to the Lenders: (i) an accounts receivable and accounts payable listing as of the close of business of the preceding week; (ii) collection reports for the preceding week; and (iii) a compliance report with respect to the rolling weekly cash flow projection for the preceding week which includes a comparison of all categories in such projection with actual levels of expenditures and revenues generated for the preceding week together with an explanation of all variances from such projection; and

(c)  no later than fifteen (15) days after the end of each month, the Company shall deliver to Lenders a report listing all projects of the Company and the profitability / loss of each such project as of the end of such month.

3. Principal payments due under the Secured Term Notes on each of March 1, 2008, April 1, 2008, May 1, 2008 and June 1, 2008 shall not be required to be made with principal payments resuming on July 1, 2008. Notwithstanding anything to the contrary set forth in the Secured Term Notes, Section 2.1 of each Secured Term Note shall be amended to provide that if the Company prepays fully (i) the Secured Terms Notes, (ii) the Additional Secured Term Notes (as defined below) and (iii) any other obligations in connection therewith within twelve (12) months of the date hereof, the optional redemption rate set forth in Section 2.1 shall be reduced to one hundred five percent (105%).

4. No later than March 10, 2008, the Company shall receive proceeds of at least $1,500,000 from the issuance of preferred stock of the Company having a coupon not to exceed eight percent (8%) per annum and having such other terms and conditions acceptable to Lenders. The failure of the foregoing to occur shall constitute an Event of Default.

5. In consideration of the Lenders entering into this letter agreement, the Company shall issue the Additional Term Notes (as defined below).

6. Each reference to the term “Warrants” and “Warrant Shares” contained in the Purchase Agreements shall include the Additional Warrants (as such term is defined below) and shares of common stock of the Company to be issued to any Lender under the Additional Warrants (the “Additional Warrant Shares”). Each representation, warranty and covenant relating to any Warrant and the Warrant Shares contained in the Purchase Agreements shall apply as respects the Additional Warrants and the Additional Warrant Shares as of the date of this letter agreement and are true and correct as of the date of this letter agreement.

7. The notice address for each Lender contained in the Purchase Agreements and the Related Agreements shall be changed to the notice address set forth below such Lender’s signature page at the end of this letter agreement.

This letter agreement shall become effective upon receipt by the Lenders, in form and substance satisfactory to Lenders of: (i) a Secured Term Note made by the Company in favor of Valens US in the original principal amount of $48,983.58, a Secured Term Note made by the Company in favor of Valens Offshore in the original principal amount of $66,602.06 and a Secured Term Note made by the Company in favor of Laurus in the original principal amount of $634,414.36 (collectively, the “Additional Secured Term Notes”); (ii) a Common Stock Warrant from the Company in favor of Laurus for 2,537,657 shares of the Company’s common stock, a Common Stock Warrant from the Company in favor of Valens US for 195,935 shares of the Company’s common stock and a Common Stock Warrant from the Company in favor of Valens Offshore for 266,408 shares of the Company’s common stock (collectively, the “Additional Warrants”); (iii) Registration Rights Agreements in favor of each Lender with respect to the Additional Warrants (collectively, the “Additional Registration Rights Agreements”); (iv) a Reaffirmation and Ratification Agreement duly executed by the Company; and (v) resolutions of the Company’s Board of Director approving and authorizing the execution, delivery and performance of this letter agreement and all documents, instruments and agreements to be executed and delivered in connection herewith certified as of the date of this letter agreement by the Company’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

The parties hereto agree that the fair market value of the Additional Warrants (as reasonably determined by the parties) received in consideration of the consents and agreements made by Laurus under this letter agreement is hereby designated as interest and, accordingly, shall be treated as a reduction of the remaining stated principal amount (which reduced principal amount shall be treated as the issue price) of the  Obligations for U.S. federal income tax purposes under and pursuant to Treasury Regulation Sections 1.1001-3(e)(2)(iii), 1.1273-2(g)(2)(ii) and 1.1274-2(b)(1). The parties further agree to file all applicable tax returns in accordance with such characterization and shall not take a position on any tax return or in any judicial or administrative proceeding that is inconsistent with such characterization. Notwithstanding the foregoing, nothing contained herein shall or shall be deemed to modify or impair in any manner whatsoever the Obligations from time to time owing to Laurus under the Purchase Agreements, the Secured Term Notes, the Additional Secured Term Notes and the Related Agreement.

The Company hereby represents and warrants as follows:

(a) This letter agreement, the Additional Secured Notes, the Additional Warrants, the Additional Registration Rights Agreements, the Purchase Agreement and the Related Agreements, as amended hereby, constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

(b) Except as updated by the attached schedules, each of the representations and warranties made by or on behalf of the Company and the Lenders in any of the Purchase Agreements and the Related Agreements was true and correct when made and in all material respects is, to the extent not amended hereby, true and correct in all material respects on and as of the date of this letter agreement with the same full force and effect as if each of such representations and warranties had been made by the Company on the date hereof and in this letter agreement.

(c) Upon the effectiveness of this letter agreement, the Company hereby reaffirms all covenants made in the Purchase Agreements and the Related Agreements to the extent the same are not amended hereby and agree that all such covenants shall be deemed to have been remade as of the effective date of this letter.

(f) The execution and delivery and performance of this letter agreement by the Company will not conflict with or result in a breach of, or require any consent not previously obtained under, the organization documents of the Company or any applicable governmental rule or any agreement or instrument to which the Company is a party or any of its property is bound or to which it is subject, or constitute a default under, or result in the acceleration or mandatory prepayment of, any indebtedness evidenced by or termination of any such agreement or instrument or (except for the Liens created pursuant to the Related Agreements) result in the creation or imposition of any Lien upon any property of the Company pursuant to the terms of any such agreement or instrument.

THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.
By:	Laurus Capital management, LLC, its
investment manager

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

Address for Notice:

c/o Laurus Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
Attn: Portfolio Services

VALENS U.S. SPV I, LLC
By:	Valens Capital Management, LLC, its
investment manager

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

Address for Notice:

c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
Attn: Portfolio Services

[ADDITIONAL SIGNATURES FOLLOW]

VALENS OFFSHORE SPV I, LTD.
By:	Valens Capital Management, LLC, its
investment manager

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

Address for Notice:

c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
Attn: Portfolio Services

CONSENTED AND AGREED TO:

MODTECH HOLDINGS INC.

By:	/s/ Kenneth S. Cragun
Name: Kenneth S. Cragun
Title: Chief Financial Officer